Exhibit 23.2

Report of Independent Auditors on
Financial Statement Schedules

To the Board of Directors of Griffin Land & Nurseries, Inc.

Our audits of the consolidated financial statements referred to in our report dated February 24, 2004 appearing in the 2003 Annual Report to Stockholders of Griffin Land & Nurseries, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the financial statement schedules listed in Item 15(a)(2) of this Form 10-K.  In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

February 24, 2004
Hartford, Connecticut